Exhibit 11

                    COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except
 per share amounts)
                                  June 18, 1994        June 19, 1993
PRIMARY
NET INCOME                           $ 65,956              $ 52,611
WEIGHTED AVERAGE COMMON
SHARES AND OTHER COMMON
STOCK EQUIVALENTS:
     COMMON STOCK OUTSTANDING         483,707               483,699
     STOCK OPTIONS                          0                     0

                                      483,707               483,699

  (*)  SHARES USED IN COMPUTATION     483,707               483,699

PRIMARY EARNINGS PER SHARE           $  .1364              $  .1088

FULLY DILUTED
NET INCOME                           $ 65,956              $ 52,611
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003       1,614                    48
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                        $ 67,570              $ 52,659

WEIGHTED AVERAGE COMMON
SHARES AND OTHER COMMON
STOCK EQUIVALENTS:
      COMMON STOCK OUTSTANDING        483,707               483,699
      STOCK OPTIONS                        15                     0
      SHARES ISSUABLE UPON
      CONVERSION OF 5% CONVERTIBLE
      SUBORDINATED DEBENTURES DUE
      2003 (AS OF DATE OF ISSUE        14,557                   607
        JUNE 14, 1993)
                                      498,279               484,306

   (*) SHARES USED IN COMPUTATION     498,279               484,306

FULLY DILUTED EARNINGS PER SHARE     $  .1356              $  .1087


(*)Note: Dilution is less than 3%. Therefore, common stock equivalents have been excluded from the total weighted average common shares.


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